LOCATEPLUS  CONTACT:                         INVESTOR  RELATIONS  CONTACT:
James  Fields                                Gary  Geraci
LocatePLUS  Holdings  Corp.                  OTC  Financial  Network
Tel:  978-921-2727  (x124)                   Tel:  781/444-6100  (x629)
jfields@locateplus.com                       garyg@otcfn.com


LOCATEPLUS REPORTS RECORD UNAUDITED RESULTS FOR THE YEAR ENDED DECEMBER 31, 2003
           --TO HOST CONFERENCE CALL ON FEBRUARY 19TH AT 4:15 PM EST--

BEVERLY, MA: FEBRUARY 17, 2004 - LocatePLUS Holdings Corporation (OTC BB: LPLHA, LPLHB, LPLHW), an industry-leading provider of business-to-business and business-to-government investigative solutions, announced today its unaudited financial results for the year ended December 31, 2003. The Company also announced it will host a conference call on Thursday, February 19, 2004 at 4:15 pm EST to discuss its financial results for the year ended 2003 as well as issue guidance for the first quarter of 2004. To participate on the call, shareholders and interested parties should dial 1-888-694-4502 or 973-935-8511 approximately 5 to 10 minutes before the start of the call. This conference call will be recorded for rebroadcast available through February 21, 2004. Dial in 877-519-4471 or 973-341-3080 and enter the code 4532379 followed by # to access the rebroadcast.

In line with previously announced revenue guidance, the Company reported record total revenues of $3,398,777 for the year-ended December 31, 2003, an increase of 79% as compared to total revenues of $1,903,789 for the year-ended December 31, 2002. The Company reduced its net loss to $(0.03) per share for the year ended 2003 as compared to a net loss of $(0.04) per share for the year ended 2002. Basic and fully diluted weighted average shares outstanding were 130,299,353 at year-end 2003 as compared to 108,397,027 shares outstanding at year-end 2002.

For the fourth quarter of 2003, the Company reported total revenues of $984,740, 8% higher than its previously announced revenue guidance of $910,000 and 17% higher than $844,171 reported in the previous quarter. Fourth quarter 2003 revenues increased 40% as compared to $702,339 in total revenues in the fourth quarter of 2002, excluding engineering service revenue of $53,333. The Company reported a net loss of $(0.01) per share in the fourth quarter of 2003 as compared to a net loss of $(0.01) per share in the fourth quarter of 2002. Net loss of $(0.01) per share in the fourth quarter of 2003 was slightly higher than the Company's previously announced guidance for a net loss of less than $(0.01) per share.

As of December 31, 2003, the Company reported total assets of $7,313,358 with total current assets of $4,066,502 and $1,522,922 in cash and cash equivalents. As of December 31, 2003, total liabilities were $4,959,724.

LocatePLUS CEO Jon Latorella stated, "Record fourth quarter and year-end financial results validate our claim that our business is very scaleable. I believe that we are only at the cusp of demonstrating our potential to the marketplace. While year-over-year revenues jumped by nearly 80%, revenues derived from direct online and channel partnership efforts also increased sharply on a sequential basis. An expanding product suite penetrating multiple sales verticals, including large, scaleable contracts, bodes well for our 2004 performance and should enable us to continue our trend of strong top-line improvements. LocatePLUS is on track to become profitable this year for the first time in our history. An official announcement will be made regarding this development sometime during the first quarter of 2004."

ABOUT  LOCATEPLUS

LocatePLUS is an industry-leading provider of public information and investigative solutions that are used in homeland security, anti-terrorism and crime fighting initiatives. The Company's proprietary, Internet-accessible database is marketed to business-to-business and business-to-government sectors worldwide. LocatePLUS' customer base approaches 15,000 members, including over 2,000 law enforcement agencies, as well as many major police departments across the country. Clients include many of the nation's leading agencies, such as the FBI (Federal Bureau of Investigation), ATF (Bureau of Alcohol, Tobacco, Firearms and Explosives) and DEA (Drug Enforcement Administration). Channel partners include Loislaw and Earthlink.

Based on the 2000 United States Census figures and Company estimates, LocatePLUS has information on nearly 98% of the adult population and data entries relating to approximately 205 million individuals in the United States. LocatePLUS' records are maintained in one of the largest and most comprehensive XML data sources of its kind, capable of national delivery. For more information, visit the Company's Website at http://www.locateplus.com. For investor information, visit http://www.otcfn.com/lplha.

Safe Harbor Statement from LocatePLUS: Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and network or service offering growth, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Any forward-looking statements are estimates, reflecting the best judgment of the party making such statements based upon currently available information and involve a number of risks and uncertainties, including the timing of any expansion of the Company's database, and other factors which could cause actual results to differ materially from those stated in such statements. Risks, uncertainties and factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company should be considered in light of those factors.

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